ASSIGNMENT OF BUILDING INTERNET ACCESS AGREEMENT-3

                                                                    Exhibit 10.7

                ASSIGNMENT OF BUILDING INTERNET ACCESS AGREEMENT

Account #C-8703-02 (Building Internet Access Agreement)

          This Assignment of Building Internet Access Agreement ("Assignment") is entered into as of this 9th day of November, 1999 by and among AMERICAN PROPERTY MANAGEMENT CORP. as Agent for and on behalf of WESTON HOLDING CO., L.L.C., (hereinafter referred to as "Owner"), INTERNET ARENA, INC., an Oregon corporation, (hereinafter referred to as "Provider"), and CYPOST CORPORATION, a Delaware corporation, (hereinafter referred to as "Assignee")

                                   WITNESSETH:

          WHEREAS, Owner and Provider previously entered into an Agreement dated October 24, 1997 in the Jeffrey Center Office Building (hereinafter referred to as the "Building"). A true copy of said Agreement is attached hereto as Exhibit "A" and incorporated herein for all purposes (hereinafter referred to as the "Agreement"); and

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, $1 and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree:

          1. Provider does hereby demise, lease, assign, and let unto Assignee all right, title and interest of Provider in said Agreement, and Assignee agrees to accept the assignment of the Agreement AS-IS. Assignee further covenants, represents and warrants to abide faithfully by each and every covenant, condition, and term of the Agreement as though the Agreement were originally written between Owner and Assignee.

          2. As a material inducement to Owner's accepting and ratifying this Assignment, Provider hereby covenants and agrees to continue to be the obligor under the Lease and to be bound by all terms and conditions of the Agreement; provided, however, that Owner agrees to accept performance from Assignee in lieu of performance by Provider to the extent that Assignee so performs. Provider specifically waives presentment, demand, notice and protest and agrees that Owner may look to Provider and/or Assignee, jointly and severally, as to any violation or breach of the Agreement.

          3. Provider agrees to indemnify and hold harmless Assignee from any claim, expense, damage or liability of every nature which may arise out of the Lease prior to the execution of this Assignment. Assignee agrees to indemnify and hold harmless Provider from any claim, expense, damage or liability of every nature which may arise out of the Lease subsequent to the execution of this Assignment.

          4. Provider has previously deposited the sum of zero ($0.00) with Owner as a security deposit to assure compliance with all terms and conditions of the Agreement. Upon

ASSIGNMENT OF BUILDING INTERNET ACCESS AGREEMENT - 1 execution hereof, Owner shall transfer said security deposit to the account of the Assignee. Said security deposit shall be subject to the terms and conditions of the Agreement and this Assignment.

          5. The parties do hereby ratify and reaffirm the Agreement and this Assignment.

          6. The Agreement may not be further assigned without the prior written consent of Owner and Provider, which consents shall not be unreasonably withheld.

          7. This Assignment may be executed in counterparts and shall be biding upon and inure to the benefit of the successors, assigns and representatives of the parties.

         To certify, witness our hands the date first above written.

OWNER:                                           PROVIDER:
AMERICAN PROPERTY MANAGEMENT,                    INTERNET ARENA, INC., an
CORP., as Agent for and on behalf of             Oregon Corporation
WESTON HOLDING CO., L.L.C.

By:  /s/ Douglas D. Lindholm                     By:  /s/ David Neff, President
   -----------------------------------------        ---------------------------
     Douglas D. Lindholm                              David Neff, President
     Vice President of Commercial Property
Date: November 11,  1999                         Date: November 9, 1999
               --                                               -
Address for Notices:                             Address for Notices:
         PO Box 12127                            1016 SW Taylor
         Portland, Oregon 97212-0127             Portland, OR 97205
         2154 N.E. Broadway, #200
         Portland, Oregon 97232-1561

ASSIGNEE:

CYPOST CORPORATION,
a Delaware corporation
By /s/ Robert Sendoh
  ------------------
Name:    /s/ Robert Sendoh
     ---------------------
Title:   /s/ Chairman
      ---------------
Date:    /s/ Nov /9/99
     -----------------
Address for Notices:
      260 W. Esplanade
      North Vancouver, BC Canada V7M3G7

ASSIGNMENT OF BUILDING INTERNET ACCESS AGREEMENT - 2

                       BUILDING INTERNET ACCESS AGREEMENT

          THIS AGREEMENT is made as of October 24, 1997, by and between INTERNET ARENA, INC. and Oregon corporation ("Provider"), and AMERICAN PROPERTY MANAGEMENT as an agent for and on behalf of WESTON HOLDING CO., L.L.C. ("Owner").

                                    RECITALS

          WHEREAS, the Provider assumes the business of providing high speed internet access;

          WHEREAS, the Owner owns a certain building commonly known as the Jeffrey Center located at 1020 S.W. Taylor Street, Portland, Oregon on the real property with the legal description contained in Exhibit A hereto (the "Building");

          WHEREAS, the Provider wishes to provide high speed internet access to the Building and the Owner wishes to allow such high speed internet access for the tenants ("Tenants") of the Building;

          THEREFORE, in consideration of the following covenants and payments as provided, the Parties agree as follows:

                                    AGREEMENT


1.1.      SCOPE OF SERVICES

          1.1 Network Line. The Provider will provide a network line (basically a twisted pair telephone line) from Provider's network operations center located on the in the mezzanine of the first floor INTERNET ARENA, INC. Premises of the Building to each floor of the Building. There would be a unique line from the Provider's network center to each floor. One piece of equipment, commonly known as a network hub, would be installed on each floor, subject to Owners approval of location, at Providers sole cost and expense, at or near the telephone access facility for the particular floor. The internet access would then be available to Tenants on each floor. As Tenants sign up for individual internet access, the network line would then be installed from the hub to the Tenant's computer terminal. Provider shall obtain a building permit and the building permit for the installation of the network shall be the responsibility of the Provider. The Provider shall be responsible for any damage to the Building regarding installation of telephone lines and any related equipment (i.e. broken or cracked ceiling tiles, damaged wall, etc.). Owner will not go after installer, but will look to Provider for the cost of any repair for damage described above. The Owner shall not be responsible for providing any additional heating or cooling.

                                      -1-                              Exhibit A

          1.2 Tenant Fees. Tenants would pay, pursuant to their individual Agreements with the Provider, a monthly fee estimated to be $200.00. The Tenant Agreements would have various provisions and run for various lengths of time. They would most likely cover periods of one to two years, but in some cases could be for a longer or shorter period of times. The Tenants would pay their access fees directly to the Provider (Tenant Fees").

2.        OWNER'S DUTIES

          2.1 Electricity. The Owner will provide each telephone closet per floor for the operation of the hub on each floor. Any needed electricity will be the sole responsibility of the Provider. If the power requirement at the Owners discretion is minimal (which shall be defined as all network hubs drawing up to ten (10) watts of power in per hour) and the proposed telephone closet for the network hub has electrical power, the Owner may allow the Provider to use said electrical power. Any additional power requirements in the phone closet must be approved by the Owner. Otherwise, Provider will be responsible at Provider's sole cost and under a building permit, to provide said additional electrical power.

                    The Owner will provide Provider with a key to each network hub location closet. Owner reserves the right to rescind this access in the event any problems develop at the Owner's sole discretion that adversely impact any other equipment in network hub location closets. In this event, Owner shall not be obligated to provide Provider alternate locations for network hub.

                    The Owner is not responsible for any damage to the Provider's equipment or services the Provider provides if there is any interruption of electricity or service.

          2.2 Network Line. The Owner agrees to permit the Provider through certified electricians and/or certified networking subcontractors to install a network line, hub and other devices necessary to operate the internet access services to the Tenants. At the final termination of this Agreement, the cable network line contained in the walls, elevator shafts, or similar portions of the Building shall become the property of the Owner unless Owner requires Provider to remove all cable network lines in the Building. However, during the term of the Agreement, the network line shall remain the property of the Provider. If for any reason the Agreement is terminated before the end of the term specified in Paragraph 6 below, Provider shall be considered the owner of the network line and Provider shall be responsible for any Building damage due to said removal.

          2.3 Access. The Owner agrees to give the Provider reasonable access to the network line, hub, routers, and servers, and all equipment connected to the installed network (except Owner's right to rescind access as described in Paragraph 2.1)

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

                    as needed for repair and maintenance and to provide the services rendered to the Tenants pursuant to this Agreement.


3.        EQUIPMENT

          3.1 Hub. The hub connected to the internet line shall at all times be the property of the Provider. ---

          3.2 Routers, and Servers. The routers, servers, and all devices used to connect the Tenant's individual service to the internet network provided by the Provider shall at all times be and remain the property of the Provider and shall not be installed in the network hub closets.

4.        FEE STRUCTURE/PAYMENT TERMS/PERCENTAGE RENT

          4.1 Percentage Rent. Percentage Rent. The Provider shall pay five percent (5%) of the Gross Tenant Fees ("Gross Tenant Fees") it receives or $200.00 per month ("Minimum Base Rent"), whichever is greater, to AMERICAN PROPERTY MANAGEMENT ("Property Manager") located at 2154 NE Broadway, Portland, Oregon 97232 until the Owner notifies the Provider that such payment should be paid to a different Property Manager or the Owner, or at a different address.

          4.2 Gross Tenant Fees. For the purpose of this Agreement, the Tenant Fees shall include Provider's Gross Income from any applicable sales, use, service, or value added, excluding taxes.

          4.3 Base Payment. The Provider agrees to pay a monthly fee of $200.00 per month or five percent (5%) of the Gross Tenant Fees, whichever is greater, to the same entity or persons named in Paragraph 4.1 above on or before the first day of each month during the term of this Agreement. Upon Provider's execution of the Agreement, Provider shall pay the Base Rent for the first calendar month of the Agreement term for which rent is payable. Provider shall pay the Base Rent for the Building and any additional rent provided herein without deduction or offset. Rent for any partial month during the lease term shall be prorated to reflect the number of days during the month that Provider occupies the Building based on a thirty (30) day month/360 day year. Rent not paid when due shall bear interest at the rate of one-and-one-half percent (1 1/2%) per month until paid in fill. Owner may at its option impose a late charge of .10 for each $1 of rent or $50.00, whichever is greater, for rent payments made more than 10 days after its due date in lieu of interest for the first month of delinquency, without waiving any other remedies available for default.

          4.4 Base Rent Increase. The minimum base monthly rent described in Paragraph 4.1 and 4.3 above shall increase by five percent (5%) per year.


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

5.        TAXES

          5.1 Personal Property Taxes. The Provider shall be responsible for all personal property taxes on the property that it owns which is located in the Building.

          5.2 Real Property Taxes. Any real property taxes assess on the network line or equipment located in the Building pursuant to this Agreement shall be the responsibility of the Provider.

6.        TERM

          6.1 Base Term. The Agreement shall begin on October 1, 1997 and continue for five (5) years until September 30, 2002 unless terminated earlier pursuant to the provisions in Paragraph 9 below or extended pursuant to the options in Paragraph 6.2 below.

          6.2 Options to Renew. This Agreement shall automatically renew for successive two (2) year term unless a written notice of termination is given by the party wishing to terminate to the other party not less than ninety (90) days prior to the original termination date of this Agreement or not less than ninety (90) days prior to the end of the renewal period during any of the extensions made pursuant to this Agreement. Unless such termination notice is given, or the Parties mutually agree in writing otherwise, this Agreement shall automatically renew for successive two (2) year terms.

7.        NON-EXCLUSIVITY

          7.1 Nothing in this Agreement shall prevent the Owner from entering into an internet access Agreement with any other person or entity. This Agreement is a non-exclusive agreement to provide internet services to the Building. Furthermore, each Tenant of the Building shall be free to obtain internet access services from any provider which a Tenant wishes.

8.        HARDWARE AND SOFTWARE SALES

          8.1 Any hardware sales made by the Provider to a Tenant of the Building shall not be considered Gross Tenant Fees for the purposes of this Agreement.

9.        EARLY TERMINATION

          9.1 This Agreement may be terminated before its normal termination date as set forth in Paragraph 6 above under the following circumstances:

                    (1) Termination by the Owner. The Owner may terminate this Agreement:

                              (a)       Upon any material breach of this
                                        Agreement by the Provider, provided that the Owner first provide a notice of the breach to the Provider, in writing, and such breach is not cured by the Provider within thirty (30) days of the Provider's receipt of such notice.

                              (b) Any voluntary filing under Bankruptcy Code or any involuntary filing that is not dismissed within one hundred twenty
                                        (120) days of the date of filing.

                    (2) Termination by the Provider. Provider may terminate this Agreement:

                              (a) Upon any material breach by Owner or the Owner's agents upon giving the Owner written notice of such breach and the breach is not cured within thirty (30) days of the Owner's receipt of such notice.

                              (b) The destruction of all or a substantial portion of the Building.

                              (c) Condemnation of all or a substantial portion of the Building.

10.       SUCCESSORS

          10.1 Assignment. The Provider may assign this Agreement, provided that the assignee agrees to all the terms of this Agreement and the Provider gives ten (10) days prior notice of the assignment to the Owner. The Provider may not assign this Agreement without the consent of the Owner, except that it may assign this Agreement to person(s) which succeed the Provider's interest in the Building, provided such person(s) agree to the terms of this Agreement and ten (10) days prior notice is provided to the Owner.

          10.2 Successors. This Assignment shall be binding on and inure to the benefit of all successors and permitted assignees.

11.       LIMITATION OF WARRANTIES

          11.1 NO WARRANTIES. THE OWNER EXPRESSLY AGREES THAT THE USE OF THE SERVICES PROVIDED BY THE PROViDER SHALL BE AT THE TENANT'S SOLE RISK. THE RISK ASSUMED INCLUDES THE RISK OF RECEIVING A COMPUTER VIRUS. PROVIDER AND OWNER MAKE NO WARRANTIES THAT THE SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE. NOR DOES PROVIDER OR OWNER MAKE ANY WARRANTY AS TO THE RESULTS OBTAINED FROM THE USE OF THE SERVICES. ANY SUBSCRIPTIONS GRANTED TO THE TENANTS WOULD BE PROVIDED ON AND "AS-IS" BASIS WITHOUT WARRANTIES OF ANY KIND. EITHER EXPRESSED OR IMPLIED, NEITHER THE OWNER OR PROVIDER NOR ANY OF ITS EMPLOYEES

                    OR AGENTS INVOLVED IN DELIVERING ACCESS TO ANY OF THE TENANTS OR THE BUILDING SHALL BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTALS SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OF THE SERVICES OR THE INABILITY TO USE THE SERVICES OR OUT OF ANY BREACH OF ANY UNDERLYING AGREEMENT BY THE TENANT. THE PROVISIONS OF THIS PARAGRAPH 11 SHALL SURVIVE ANY TERMINATION OF THE AGREEMENT. PROVIDER AND OWNER WILL NOT BE A PARTY TO OR iN ANY WAY MONITOR ANY TRANSACTION BETWEEN ANY USER INCLUDING A TENANT AND ANY THIRD PARTY PROVIDER OF ANY PRODUCTS OR SERVICES OBTAINED THROUGH THE INTERNET.

12.       CONDEMNATION

          12.1 Any condemnation award for the value of the network line during the term of this Agreement shall belong to the Provider.

13.       NOTICE

          13.1 All notices required to be delivered under this Agreement shall be in writing and delivered personally or by registered or certified mail, postage prepaid, return receipt requested, as follows or to any other address designated by the party entitled to received the same written notice similarly given:

         To the Provider:    Internet Arena
                             1016 SW Taylor Street
                             Portland, Oregon 97205

                             Attn: David Neff


           with a copy to:   Robert Rosenthal
                             Opton, Galton, & Rosenthal
                             621 SW Morrison Street, Suite 1400
                             Portland, Oregon 97205

         To the Owner:       American Property Management
                             2154 NE Broadway, Suite 200
                             Portland, Oregon 97232

14.       MISCELLANEOUS PROVISIONS

          14.1      Dispute Resolution.

                    (1) Any dispute or controversy arising under, out of, or in relation to this Agreement, any amendment thereto or breach thereof shall be determined through arbitration in Portland, Oregon. Arbitration shall be conducted through any arbitration service that regularly renders arbitration services in Portland, Oregon.

                    (2) In the event a dispute arises under the terms of this Agreement and it becomes necessary for any party hereto to obtain the services of an attorney, then in the event that such attorney institutes action to enforce the terms of this Agreement, the prevailing party in such suit or action, or on the appeal of such suit or appeal, shall be entitled to an award of their reasonable including interest on any such funds expended from the time of the expense at the rate of nine percent (9%) per annum until paid.

          14.2 Choice of Law. This Agreement shall be construed and enforced in accordance with laws of the State of Oregon. Jurisdiction over any disputes shall be settled by arbitration in Portland, Oregon. If for any reason arbitration can not be conducted, jurisdiction shall lie solely with the courts located in Multnomah County, State of Oregon.

          14.3 Complete Agreement. This Agreement represents the entire understanding and agreement between the Parties hereto with respect to the subject hereof. No changes or modifications of this Agreement shall be valid unless made in writing and signed by all the Parties hereto, or persons of entities which later become or stand in the position of the Parties hereto.

          14.4 Interpretation. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision or provisions shall be ineffective to the extent of such prohibition or invalidity without invalidation the remainder of such provisions or the remaining provisions of this Agreement.

          14.5 Modification. No change or modification of this Agreement shall be operative unless the same shall be in writing and signed by the Parties hereto or their personal representative.

          14.6 Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such



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

                    term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.

          14.7 Further Actions. Each Party hereto agrees to perform any and all further acts and to execute and deliver any and all additional documents which may be reasonably necessary to carry out the terms and effect the purposes of this Agreement.

          14.8 Whereas Clauses. The Parties agree that the WHEREAS provisions hereof are incorporated herein and made part hereof.

          14.9 Time is of the Essence. Time is of the essence is this Agreement.

16.       EXTRA USAGE

          If Provider uses excessive amounts of Owner provided utilities and/or services of any kind because of operation during normal Building hours and/or outside of normal Building hours, high demands from office machinery and equipment, nonstandard lighting or any other cause, Owner may impose a reasonable charge for supplying such extra utilities and/or services, which charge shall be payable monthly by Provider in conjunction with rent payments. In case of dispute over any extra charge under this paragraph, Owner shall designate a qualified independent engineer whose decision shall be conclusive on both parties. Owner and Provider shall each pay one-half of the cost of such determination.

          Provider shall be solely responsible for and promptly pay for the removal of all debris, cardboard, all and any other refuse generated in Provider's moving into premises including the replacement of office furniture and equipment during tenancy and in vacating the Premises. Upon request, Owner shall supply Provider the name of a recycling company to remove recyclable items. Provider shall pay such additional charge in full upon receipt of statement.

17.       INDEMNITY

          Provider shall not allow any liens to attach to the Building or Provider's interest in the Building as a result of Provider activities. Provider shall indemnify and defend Owner from any claim, liability, damage, or loss occurring in the Building, arising out of any activity by Provider, its agents, or invitees or resulting from Provider's failure to comply with any term or condition of this Agreement. Owner shall have no liability to Provider because of loss or damage caused by the acts or omissions of other tenants of the Building, or by third parties.

18.       INSURANCE

          Provider shall carry liability insurance in the amount of no less than $1,000,000.00 and which insurance shall have an endorsement naming Owner and Owner's agent, if any, as an additional insured and covering the liability insured under Paragraph 17 of this Agreement. Provider shall furnish a certificate evidencing such insurance which shall state that the coverage shall not be canceled or materially changed without 10 days advance written notice to Owner and Owner's agent, if any, and a renewal certificate shall be furnished at least 10 days prior to expiration of any policy. Provider is responsible for their own fire insurance, see.

19.       DEFAULT

          Any of the following shall constitute a default by Provider under this
          Agreement:

          (a) Provider's failure to pay rent or any other charge under this Agreement within 10 days after it is due, or failure to comply with any other term or condition within 10 days following written notice from Owner specifying the noncompliance. If such noncompliance cannot be cured within this 10 day period, the provision shall be satisfied if Provider commences correction within such period and thereafter proceeds in good faith and with reasonable diligence to effect compliance as soon as possible. Time is of the essence in the performance of this Agreement.

          (b) The making by Provider of any general assignment or general arrangement for the benefit of creditors; or the filing by or against Provider of a petition to have Provider adjudged a bankrupt, or a petition or reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Provider, the same is dismissed within sixty (60) days); or the appointment of a trustee or a receiver to take possession of substantially of all Provider's assets located at the Building or of Provider's interest in this Agreement, where possession is not restored to Provider within thirty (30) days; or the attachment, execution, or other judicial seizure of substantially all of Provider's assets located at the Building or of Provider's interest in this Agreement, where such seizure is not discharged within thirty (30) days.

          (c) Assignment or subletting by Provider in violation of Paragraph 10.1.

          (d) Vacation or abandonment of the network line without the written consent of Owner.

20.       REMEDIES FOR DEFAULT

          In case of default as described in Paragraph 19(a) and 19(b), Owner shall have the right to the following remedies which are intended to be cumulative and in addition to any other remedies provided under applicable law:

          (a) Owner may terminate the Agreement and retake possession of the Provider's network centers on each floor.

          (b) Owner may recover all damages caused by Provider's default which shall include an amount equal to rentals lost because of the default, lease commissions paid for this Agreement, the unamortized cost of any tenant improvements installed by Owner to meet Provider's special requirements and the cost of any clean up, refurbishing, lock changes and removal of the Provider's property and fixtures. Owner may sue periodically to recover damages as they occur throughout the lease term, and no action for accrued damages shall bar a later action for damages subsequently accruing. Owner may elect in any one action to recover accrued damages plus damages attributable to the remaining term of the Agreement. Such damages shall be measured based upon the rent due under this Agreement for the remainder of the term, discounted to the time of judgment at the prevailing interest rates on judgments.

          (c) Owner may make any payment or perform any obligation which Provider has failed to perform, in which case Owner shall be entitled to recover from Provider upon demand all amounts so expended, plus interest from the date of the expenditure at the rate of one-and-one-half percent (1 1/2%) per month. Any such payment or performance by Owner shall not waive Provider's default.

21.       ACCESS

          During times other than normal Building hours Provider's officers and employees or those having business with Provider may be required to identify themselves or show passes in order to gain access to the Building. Owner shall have no liability for permitting or refusing to permit access by anyone. Owner shall have the right to enter upon the Provider's network centers on each floor at any time by passkey or otherwise to determine Provider's compliance with this Agreement, to


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

          perform necessary repairs to the Building, examine the condition of the equipment, or for any other lawful purpose. Except in the case of emergency, such entry shall be at such times and in such manner as to minimize interference with the reasonable business use of the Premises by Provider.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Provider:                                Owner:
INTERNET ARENA, INC.                     AMERICAN PROPERTY MANAGEMENT
                                         as an agent for and on behalf of WESTON
                                         HOLDING CO., L.L.C.


/s/ David Neff                           /s/ Douglas D. Lindholm      11/7/97
---------------------------              ------------------------------------
By: David Neff                           By: Douglas D. Lindholm
Its: President                           Its: Vice President Commercial Property

STATE OF OREGON           )
                          ) ss.
County of Multnomah       )

          The foregoing instrument was acknowledge before me this 6th day of Nov, 1997, by David Neff as President of Internet Arena, Inc., on behalf of the corporation.

                                   /s/ V. Synn
       [Notary Seal]               NOTARY PUBLIC FOR OREGON
                                   My Commission Expires: 2-19-01


STATE OF OREGON           )
                          ) ss.
County of Multnomah       )

          The foregoing instrument was acknowledge before me this 7th day of November, 1997, by Douglas L. Lindholm as Vice President Commercial Property of American Property Management on behalf of Weston Holding Co., L.L.C.

                                            /s/ Tracie A Massey
                                         ---------------------------------------
       [Notary Seal]                     NOTARY PUBLIC FOR OREGON
                                         My Commission Expires: March 17, 2000



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